Exhibit 10.5
ENTEGRIS, INC.
FCF Performance Share Unit Award Agreement
(2020 Stock Plan)
Entegris, Inc. (the “Company”) may periodically make equity incentive awards consisting of Performance Share Units with respect to the Company’s Common Stock, $0.01 par value (“Stock”), to certain key employees, non-employee directors, consultants or advisors of the Company under the Company’s 2020 Stock Plan (as amended from time to time, the “Plan”). Any key employee, non-employee director, consultant or advisor (“Participant”) who receives a Performance Share Unit award (the “Award”) is notified in writing or via email and the Award is credited to Participant’s account and reflected under the Stock Plans section on Fidelity’s NetBenefits website. To accept the Award, click on the “Begin your grant acceptance now” link located in the New Grant Alert notification or scroll down to and expand the Stock Plans section; then click on “Begin Acceptance” and follow the prompts. To accept the Award, Participant must agree to the Restrictive Covenant Agreement attached hereto as Exhibit A. By accepting the Award, Participant: (i) acknowledges that Participant has received a copy of the Plan, of the related prospectus providing information concerning awards under the Plan and of the Company’s most recent Annual Report on Form 10-K; (ii) acknowledges and agrees that Participant occupies a position of trust and confidence with the Company or its Affiliates and therefore owes the Company and its Affiliates a duty of loyalty to act in good faith, in the Company’s best interests; and (iii) accepts the Award and agrees with the Company that the Award is subject to the terms of the Plan and to the following terms and conditions. If Participant fails to accept the Award and all of the terms and conditions set forth in this Agreement (as defined below) within one hundred and twenty days following the Award Date, then this Award shall be cancelled and this Agreement shall be of no further force and effect.

Participant Name: #ParticipantName#
Employee ID: #EmployeeID#
Award Date: #AwardDate#
Target FCF PSUs Granted: #QuantityGranted#

Article I – FREE CASH FLOW (“FCF”) PERFORMANCE SHARE UNIT AWARD

1.1. Award Date. This FCF Performance Share Unit Award Agreement, including any additional terms and conditions for Participant’s country set forth in the appendix attached hereto (the “Appendix,” and together with the FCF Performance Share Unit Award Agreement, this “Agreement”) shall take effect as of the date specified in the Stock Plans section as of the Award Date provided to Participant online through Fidelity’s NetBenefits website (the “Award Date”).

1.2. FCF Performance Share Units Subject to Award. The Award consists of that number of FCF Performance Share Units (the “FCF PSU”) with respect to the Stock that has been approved for the Award to Participant by the Administrator as the target number of FCF PSUs (“Target FCF PSUs”). The Target FCF PSUs shall be subject to increase or decrease in accordance with Sections 1.3 and 1.4 below. Each FCF PSU is equivalent to one share of the Stock (subject to adjustment under the Plan). Participant’s rights to the FCF PSU are subject to the restrictions described in this Agreement and in the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

1.3. Earned FCF Performance Share Units. The number of FCF Performance Share Units earned under this Agreement (the “Earned FCF PSUs”) shall equal the Target FCF PSUs multiplied by the FCF Performance Multiplier (as defined herein), rounded up to the nearest whole unit. The “FCF Performance Multiplier” shall be determined based on the Company’s Free Cash Flow Margin for the period commencing January 1, 2026 and ending December 31, 2028 (the “Performance Period”). Free Cash Flow Margin shall be calculated as the Company’s cumulative Free Cash Flow over the Performance Period divided by the Company’s cumulative U.S. GAAP Sales for the same period. Free Cash Flow means U.S. GAAP Operating Cash Flow minus U.S. GAAP Capital Expenditures, plus cash received from government grants and incentives, in each case as reported in the Company’s Annual Reports on Form 10‑K, as adjusted in accordance with this Agreement.

For purposes of determining Free Cash Flow and Free Cash Flow Margin, the Compensation Committee (the “Committee”) may determine such amounts on an adjusted basis to reflect events, transactions, or other circumstances occurring during the Performance Period that the Committee determines are necessary or appropriate to ensure that performance results are measured on a basis consistent with the intent of the performance objectives established at the time of grant.

Any such adjustments shall be applied solely for purposes of measuring actual performance against the pre‑established performance objectives and shall not be applied for the purpose of modifying the performance goals, payout opportunities, or any other material terms of this Agreement. All adjustments shall be made equitably and in good faith, with the intent of appropriately reflecting underlying performance and avoiding outcomes that would disproportionately penalize or disproportionately reward participants.

All determinations made pursuant to this provision are intended to constitute the administration and measurement of performance and shall not be treated as a modification of this Award.

1.4. Calculation of the FCF Performance Multiplier. The FCF Performance Multiplier will be calculated as set forth in the following table based upon the Company’s Free Cash Flow Margin over the Performance Period:

Company FCF Margin	FCF Performance Multiplier
Below 7.5%	0%
7.5%	50%
12.5%	100%
17.5% or above	200%

If the Company’s Free Cash Flow Margin during the Performance Period is between 7.5% and 12.5% or between 12.5% and 17.5%, the FCF Performance Multiplier will be determined using straight line interpolation based on the actual margin, rounded to the nearest whole percentage.

1.5. Vesting of FCF PSUs. The term “vest” as used herein with respect to any FCF PSU means the achievement of the conditions described herein with respect to such FCF PSU. The Award shall not be vested as of the Award Date and shall be forfeitable by Participant without consideration or compensation in accordance with Section 1.6 below unless and until otherwise vested pursuant to the terms of this Agreement. Participant has no rights, partial or otherwise, in the Award and/or any Stock subject thereto unless and until the Award has been earned pursuant to Section 1.3 and vested pursuant to this Section 1.5 or vested pursuant to Section 1.7. Provided that Participant remains continuously employed by the Company or an Affiliate through the Maturity Date (as defined below), a number of FCF PSUs equal to the Earned FCF PSUs shall vest as follows on April 5th of the year following the third anniversary of the Award Date (the “Maturity Date”). Each Vested Unit shall be settled by the delivery of one share of Stock (subject to adjustment under the Plan). Subject to Section 1.7 and Section 2.3 below, settlement will occur as soon as practicable following certification by the Administrator of the number of Earned FCF PSUs and passage of the Maturity Date (or, if earlier, the date the Award becomes vested), but in no event later than the earlier of (i) 90 days following the Maturity Date (or such earlier date that the Award becomes vested), or (ii) March 15th of the year following the year in which the Award becomes vested. No fractional shares of Stock shall be issued pursuant to this Agreement.

1.6. Forfeiture Risk. Subject to Section 1.7, if Participant ceases to be employed or retained by the Company or an Affiliate for any reason, any then-outstanding FCF PSU that is not a Vested Unit acquired by Participant hereunder shall be automatically and immediately forfeited. Participant hereby appoints the Company as the attorney-in-fact of Participant to take such actions as may be necessary or appropriate to effectuate the cancellation of a forfeited FCF PSU.

1.7. Early Vesting of FCF PSUs. This Section sets forth the exclusive circumstances under which Participant may become entitled to Vested Units even though he or she is not employed through the Maturity Date. The provisions of clauses (c) and (d) of this Section 1.7 shall govern the Award notwithstanding the provisions of any Executive Change In Control Termination Agreement (or similar agreement) that may exist between the Company or an Affiliate and Participant.

(a) Death and Disability. If Participant’s employment, tenure or service, as applicable, terminates due to the death or Disability (as defined below) of Participant and such death or Disability occurs (i) prior to the Maturity Date and also the date of a Change in Control, Participant shall continue to be entitled to receive the Earned FCF PSUs granted hereunder (without proration), to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control, and any such Earned FCF PSU shall be settled in accordance with Section 1.5 or (ii) prior to the Maturity Date but on or following the date of a Change in Control and such FCF PSUs become Earned FCF PSUs as of the date of a Change in Control as provided in clause (c) below and as calculated in accordance with clause (c) below, such Earned FCF PSUs shall be Vested Units and shall be settled and delivered to Participant as soon as practicable following the date of such death or Disability and, in any event, no later than thirty (30) days thereafter.

(b) Retirement. If (i) Participant ceases to be an employee due to Retirement prior to the Maturity Date and (ii) Participant has been continuously employed or retained by the Company or an Affiliate for no less than twelve (12) months following the Award Date as of the date Participant ceases to be an employee as a result of Participant’s Retirement, then, subject to compliance with the Retirement Vesting Criteria, Participant shall continue to be entitled to receive the Earned FCF PSUs hereunder (without proration) to the extent earned as of the earlier of the Maturity Date and the date of a Change in Control, and shall be settled in accordance with Section 1.5 (to the extent such FCF PSUs become Earned FCF PSUs as of the Maturity Date) or clauses (c)-(d) below (to the extent such FCF PSUs become Earned FCF PSUs as of the date of a Change in Control), as applicable. Notwithstanding the foregoing, (x) to the extent the FCF PSU becomes an Earned FCF PSU as of the date of a Change in Control, (1) the applicable level of performance shall be calculated in accordance with clause (c) below and (2) such Earned FCF PSU shall be subject to clauses (c) and (d) below, and (y) if Participant satisfies the requirements of Retirement and Participant’s employment, tenure or service is terminated without Cause (as defined below), the twelve (12)-month service condition described in Section 1.7(b)(ii) above shall not apply.

(c) Change in Control – Award Not Assumed or Substituted. In the event of a Change in Control where the Award is not continued or assumed by a public company, the Earned FCF PSU, to the extent earned pursuant to the next sentence, shall be fully vested immediately prior to the Change in Control and such Earned FCF PSUs shall be Vested Units. The number of Earned FCF PSUs at the time of a Change in Control shall be determined as of the date such Change in Control is consummated, rather than the Maturity Date (as defined in Section 1.5), with the number of Earned FCF PSUs determined as set forth in Section 1.4 above, based upon the Company’s Free Cash Flow Margin through the date of the Change in Control. Such Vested Units shall be settled and delivered to participant as soon as practicable following the date of the Change in Control and, in any event, no later than thirty (30) days thereafter.
(d) Change in Control – Award Assumed or Substituted. In the event of a Change in Control where the Award is continued or assumed by a public company, then payment of the Earned FCF PSUs calculated in accordance with clause (c) above, shall continue to be contingent on Participant’s employment through the Maturity Date unless (x) there is a Qualifying Termination within two years following the Change in Control or (y) Participant ceases to be an employee due to Retirement (subject to compliance with the Retirement Vesting Criteria).

If such a Qualifying Termination occurs, the restrictions on all unvested Earned FCF PSUs shall immediately lapse and such unvested Earned FCF PSUs shall be Vested Units and shall be settled and delivered to Participant as soon as practicable following the date of the Qualifying Termination and, in any event, no later than thirty (30) days thereafter. Notwithstanding the foregoing, to the extent that such Earned FCF PSUs are held by a Participant who is or may become eligible for Retirement prior to the Maturity Date, such Participant’s employment is terminated in accordance with this Section 1.7(d) and (i) such Change in Control constitutes a change in control event within the meaning of Section 409A of the Code, then such Earned FCF PSUs shall be settled as soon as practicable following such termination, and in no event later than thirty (30) days thereafter or (ii) such Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, such Earned FCF PSUs shall continue to be settled on the Maturity Date or at such earlier time that does not result in such accelerated taxation and/or tax penalties.

Except as provided in the foregoing paragraph or in Section 1.7(a), if Participant ceases to be an employee due to Retirement prior to the Maturity Date, then, subject to Participant’s compliance with the Retirement Vesting Criteria through the Maturity Date, the restrictions on all unvested Earned FCF PSUs shall immediately lapse as of the Maturity Date and such unvested Earned FCF PSUs shall be Vested Units, and shall be settled and delivered to Participant on the Maturity Date.

1.8. Nontransferability of FCF PSUs. The FCF PSU acquired by Participant pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided below and in the Plan.

1.9. Dividends Equivalent Rights.

(a) As of each date on which the Company pays an ordinary cash dividend to record owners of shares of Stock, Participant’s account shall, as of each such dividend date, be credited with a cash amount (without interest) equal to the product of the total number of shares subject to the Target FCF PSU immediately prior to such dividend date multiplied by the dollar amount of the cash dividend paid per share of Stock by the Company on such dividend date (such amount, the “Dividend Equivalent Amount”). The Dividend Equivalent Amount, which shall be adjusted to reflect the number of Earned FCF PSUs, shall be subject to the same vesting conditions and settlement terms as the FCF PSU shares to which they relate.

(b) Notwithstanding the foregoing, Participant shall not be entitled: (i) to receive any dividends or other distributions paid with respect to the Stock to which the FCF PSU relates, or (ii) to vote any Stock with respect to which the FCF PSU relates, unless and until, and only to the extent, the FCF PSU becomes vested and Participant becomes a stockholder of record with respect to such shares of Stock.

1.10. Sale of Vested Shares. Participant understands that Participant will be free to sell any Stock with respect to which the FCF PSU relates once the FCF PSU has vested and settled, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the vesting of such FCF PSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

1.11. Certain Tax Matters. Participant expressly acknowledges that the award or vesting of the FCF PSU acquired hereunder may give rise to income subject to withholding. Participant expressly acknowledges and agrees that Participant’s rights hereunder are subject to Participant promptly paying to the Company all taxes required to be withheld in connection with such award, vesting, settlement and/or payment. Unless the Administrator determines otherwise, such payment of Participant’s withholding tax obligations shall be made through net share settlement procedures whereby that number of the vesting shares needed to cover the withholding tax obligation (calculated using the Fair Market Value of the Company’s stock on the date of vesting) shall be cancelled to fund the Company’s payment of the withholding tax obligation and the net shares remaining after such cancellation shall be credited to Participant’s account.

1.12 Equitable Adjustments. The Award is subject to adjustment pursuant to Section 15.1 of the Plan.

Article II – GENERAL PROVISIONS

2.1. Definitions. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan. The following terms shall have the indicated meanings:

“Cause” means (a) “Cause” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties or (b) if there is no such agreement or if it does not define Cause, the Company's termination of Participant’s employment with the Company or any Affiliate following the occurrence of any one or more of the following: (i) Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) Participant’s willful and continual failure to substantially perform Participant’s duties after written notification by the Company; (iii) Participant’s willful engagement in conduct that is materially injurious to the Company or an Affiliate monetarily or otherwise; (iv) Participant’s commission of an act of gross misconduct in connection with the performance of Participant’s duties; (v) Participant’s material breach of any employment, confidentiality, or other similar agreement between the Company or an Affiliate and Participant; or (vi) prior to a Change in Control, such other events as shall be determined by the Administrator. For purposes of Section 1.7(b) of this Agreement only, the term “Cause” means that Participant’s employment was terminated by the Company or an Affiliate, as applicable, as a result of: (i) Participant’s failure to perform Participant’s duties; (ii) Participant’s failure to comply with any lawful directive of the Company or Participant’s supervisor; (iii) Participant’s engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its Affiliates; (iv) Participant’s embezzlement, misappropriation, or fraud, whether or not related to Participant’s employment with the Company or an Affiliate, as applicable; (v) Participant’s violation of the Company’s Code of Business Ethics or undisclosed actual, potential or reasonably perceived conflict of interest; (vi) Participant’s conviction of or plea of guilty or nolo contendere to a crime; (vii) Participant’s violation of the Company’s written policies, including written policies related to discrimination, harassment, trade compliance, business partner risk management, financial controls, financial reporting, performance of illegal or unethical activities, and ethical misconduct; (viii) Participant’s misappropriation, mishandling or unauthorized disclosure of Confidential Information (except as required or protected by law); (ix) Participant’s breach of any obligation under this Agreement or any other written agreement between Participant and the Company or an Affiliate, as applicable; or (x) Participant’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

“Disability” means a disability as defined under Treasury regulation section 1.409A-3(i)(4)(i)(A) which generally means that Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

“Good Reason” means (i) “Good Reason” as defined in any individual agreement to which Participant and the Company or an Affiliate are parties, or (ii) if there is no such agreement or if it does not define Good Reason, without Participant’s prior written consent: (A) a reduction in Participant’s base salary; (B) a relocation of Participant’s primary work location to a distance of more than 50 miles from its location as of immediately prior to such change; or (C) a material breach by the Company or an Affiliate of any employment agreement with Participant. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (A)

through (C) within 90 days following Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition(s). In the event that the Company fails to remedy the condition(s) constituting Good Reason during the Cure Period, Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination to constitute a termination of employment for Good Reason.

“Retirement” means Participant’s employment, tenure or service, as applicable, with the Company and its Affiliates is terminated after (x) Participant has provided at least five (5) years of consecutive years of service with the Company or an Affiliate thereof, (y) Participant is at least fifty-five (55) years old as of the date of Retirement, and (z) Participant’s age plus complete years of service with the Company or an Affiliate thereof as of Participant’s date of termination equals at least seventy (70).

“Retirement Vesting Criteria” means that Participant (x) provides six (6) months’ advance written notice to the Company of Participant’s Retirement (which notice may be waived at the discretion of the Administrator), (y) executes a release of claims in favor of the Company in a form satisfactory to the Company and such release becomes effective within sixty (60) days following the date of termination due to Retirement (which release may be waived at the discretion of the Administrator), and (z) continues to comply with and does not violate the terms of the Restrictive Covenant Agreement attached hereto as Exhibit A through the Maturity Date. Determination as to whether Participant complies with and has not violated the terms of the Restrictive Covenant Agreement will be made in good faith by the Company.

“Qualifying Termination” means the termination of a Participant’s employment with the Company or an Affiliate (a) by the Company for any reason other than Cause, death, or total and permanent disability (as that term is defined in the Company’s disability insurance policy in effect on the Award Date); or (b) by Participant with Good Reason.

2.2. No Understandings as to Employment etc. Participant further expressly acknowledges that nothing in the Plan or any modification thereto, in the Award or in this Agreement shall constitute or be evidence of any understanding, express or implied, on the part of the Company to employ or retain Participant for any period or with respect to the terms of Participant’s employment or to give rise to any right to remain in the service of the Company or any Affiliate, and Participant shall remain subject to discharge to the same extent as if the Plan had never been adopted or the Award had never been made.

2.3. Compliance with Section 409A of the Code. Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Plan and this Agreement shall be construed or deemed to be amended as necessary to remain exempt from or comply with the requirements of Section 409A of the Code and to avoid the imposition of any additional or accelerated taxes or other penalties under Section 409A of the Code. The Committee, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Under no circumstances, however, shall the Company, an Affiliate, or a subsidiary have any liability under the Plan or this Agreement for any taxes, penalties, or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties, or interest imposed under Section 409A of the Code. In the event that it is determined by the Company that, as a result of the deferred compensation tax rules under Section 409A of the Code (and any related regulations or other pronouncements thereunder) (the “Deferred Compensation Tax Rules”), benefits that Participant is entitled to receive under the terms of this Agreement are deferred compensation subject to tax under the Deferred Compensation Tax Rules, (i) Participant shall not be considered to have terminated employment for purposes hereof until Participant would be considered to have incurred a “separation from service” within the meaning of the Deferred Compensation Tax Rules and (ii) the Company shall, in lieu of providing such benefit when otherwise due under this Agreement, instead provide such benefit on the first day on which such provision would not result in Participant incurring any tax liability under the Deferred Compensation Tax Rules; which day, if Participant is a “specified employee” (within the meaning of the Deferred Compensation Tax Rules), shall, in the event the benefit to be provided is due to Participant’s “separation from service” (within the meaning of the Deferred Compensation Tax Rules) with the Company and its subsidiaries, be the first day following the six-month period beginning on the date of such separation from service. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separately identified payment for purposes of the Deferred Compensation Tax Rules, and any payments described in this Agreement that are due within the “short term deferral period” as defined in the Deferred Compensation Tax Rules shall not be treated as deferred compensation unless applicable law requires otherwise.

2.4. Data Protection Waiver. Participant understands and agrees that in order to process and administer the Award and the Plan, the Company and the Administrator may process personal data and/or sensitive personal information concerning Participant. Such data and information includes, but is not limited to, the information provided in the Award grant package and any changes thereto, other appropriate personal and financial data about Participant, and information about Participant’s participation in the Plan and transactions under the Plan from time to time. Participant hereby gives his or her explicit consent to the Company and the Administrator to process any such personal data and/or sensitive personal information. Participant also hereby gives his or her explicit consent to the Company and the Administrator to transfer any such personal data and/or sensitive personal data outside the country in which Participant works, is employed or provides services and to the United States. The legal persons granted access to such Participant personal data are intended to include the Company, the Administrator, the outside plan administrator as selected by the Company from time to time, and any other compensation consultant or person that the Company or the Administrator may deem appropriate for the administration of the Plan or the Award. Participant has been informed of his or her right of access and correction to Participant’s personal data by contacting the Company. Participant also understands that the transfer of the information outlined herein is important to the administration of the Award and the Plan and failure to consent to the transmission of such information may limit or prohibit Participant’s participation under the Plan and/or void the Award.

2.5. Savings Clause. In the event that Participant is employed or provides services in a jurisdiction where the performance of any term or provision of this Agreement by the Company: (i) will result in a breach or violation of any statute, law, ordinance, regulation, rule, judgment, decree, order or statement of public policy of any court or governmental agency, board, bureau, body, department or authority, or (ii) will result in the creation or imposition of any penalty, charge, restriction, or material adverse effect upon the Company or an Affiliate, then any such term or provision shall be null, void and of no effect.

2.6. Amendment. The Company may amend the provisions of this Agreement at any time; provided that an amendment that would materially adversely affect Participant’s rights under this Agreement shall be subject to the written consent of Participant. No course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

2.7. Acts of Misconduct. If Participant has allegedly committed an act of serious misconduct, including, but not limited to, embezzlement, fraud, dishonesty, unauthorized disclosure of trade secrets or confidential information, breach of fiduciary duty or nonpayment of an obligation owed to the Company, an executive officer of the Company may suspend Participant’s rights under the Award, including the vesting of the Award and the settlement of vested FCF PSUs, subject to the Administrator’s final decision regarding termination of the Award. No rights under the Award may be exercised during such suspension or after such termination. 2.8.

Disputes.

(a) Participants Located Outside of the United States. If Participant is located outside of the United States, the Administrator or its delegate shall finally and conclusively determine any disagreement concerning the Award.

(b) Participants Located in the United States. If Participant is located in the United States, Participant agrees to be bound by the Arbitration Agreement for United States Participants attached hereto as Exhibit B, and by the Release Agreement for United States Participants attached hereto as Exhibit C.

(c) Release. By accepting this Award, Participant, on behalf of Participant and Participant's heirs, executors, administrators, representatives, agents, insurers, successors, and assigns, hereby irrevocably and unconditionally waives, releases, and forever discharges the Company, its parents, subsidiaries, and Affiliates, and each of their respective predecessors, successors, assigns, and each of their respective past, present, and future officers, directors, employees, shareholders, trustees, members, partners, agents, representatives, and insurers, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of action, suits, proceedings, judgments, rights, fees, damages, debts, obligations, liabilities, costs, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent (collectively, "Released Claims"), that Participant has, has ever had, or may hereafter have against the Released Parties, or any of them, arising out of, relating to, or in any way connected with: (i) Participant's participation in the Plan or receipt or vesting of any Award; (ii) any act, omission, transaction, practice, conduct, occurrence, or other matter occurring at any time up to and including the date of Participant's acceptance of this Award; (iii) the employment or service relationship between Participant and any Released Party, including the terms and conditions thereof; (iv) any agreement, arrangement, or understanding between Participant and any Released Party, whether written, oral, express, or implied; and (v) any other matter of any kind or nature whatsoever, from the beginning of time through the date of acceptance.

Notwithstanding the foregoing, this release does not waive or release: (A) any claims that cannot be waived as a matter of applicable law; (B) any rights to vested benefits under the Company's qualified retirement or welfare plans, which rights are governed by the terms of the applicable plan documents; (C) any rights to indemnification or directors' and officers' liability insurance coverage to which Participant is entitled under the Company's organizational documents, applicable law, or any indemnification agreement; (D) the right to file a charge of discrimination with the Equal Employment Opportunity Commission or any equivalent state or local agency, or to participate in any investigation conducted by such agency, provided that Participant waives any right to recover monetary damages or other individual relief in connection with any such charge or investigation (except for any award under a government-administered whistleblower program that by law may not be waived); or (E) any rights arising under this Agreement itself with respect to vested RSUs.

Participant acknowledges that Participant may hereafter discover claims or facts in addition to or different from those Participant now knows or believes to exist, and that such claims or facts, if known or suspected at the time of acceptance, may have materially affected Participant's decision to accept this Award and execute this release. Nevertheless, Participant hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

To the extent that any provision of the release set forth in this Section 2.8(c) is prohibited or unenforceable under the laws of the jurisdiction in which Participant is employed or provides services, such provision shall be applied and enforced to the maximum extent permitted by applicable law in such jurisdiction, and the remainder of the release shall remain in full force and effect.

2.9. Plan. The terms and provisions of the Plan are incorporated herein by reference, a copy of which has been provided or made available to Participant. In the event of a conflict or inconsistency between the terms and provisions of the Plan and the provisions of this Agreement, the Plan shall govern and control.

2.10. Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Participant and the beneficiaries, executors, administrators, heirs and successors of Participant.

2.11. Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereof; provided, however, that to the extent that Participant has entered into an employment agreement, severance agreement or change in control termination agreement with the Company that provides for vesting terms that are more favorable than the vesting terms set forth in this Agreement or the Plan, such more favorable vesting terms shall apply.

2.12 Claw Back Policy. This grant is subject to the terms of the Company’s Claw Back Policy, as it may be amended, modified, superseded or replaced from time to time.

2.13 Governing Law and Venue. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any and all disputes relating to, concerning or arising from this Agreement, or relating to, concerning or arising from the relationship between the parties evidenced by the FCF PSU or this Agreement, shall be brought and heard exclusively in the

United States District Court for the District of New Delaware or the Delaware Superior Court, New Castle County. Each of the parties hereby represents and agrees that such party is subject to the personal jurisdiction of said courts; hereby irrevocably consents to the jurisdiction of such courts in any legal or equitable proceedings related to, concerning or arising from such dispute, and waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have that the laying of the venue of any legal or equitable proceedings related to, concerning or arising from such dispute which is brought in such courts is improper or that such proceedings have been brought in an inconvenient forum.

2.14 Compliance with Law. Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to permit the vesting of the Award and/or deliver any shares of Stock prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities, exchange control or other applicable law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. Participant understands that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the shares of Stock subject to this Award. Further, Participant agrees that the Company shall have unilateral authority to amend this Agreement without Participant’s consent to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock subject to this Award.

2.15 Insider Trading Restrictions/Market Abuse Laws. Participant acknowledges that, Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited Participant’s country, the Service Provider’s country and the country or country in which the shares of Stock are or may be listed, which may affect his or her ability, directly or indirectly, to acquire, sell or attempt to sell or otherwise dispose of shares of Stock or rights to shares of Stock (e.g., FCF PSUs), under the Plan during such times as Participant is considered to have “inside information” regarding the Company (as defined by laws in the applicable jurisdiction(s)). Furthermore, Participant understands that he or she may be prohibited from (i) disclosing the inside information to any third party, including fellow employees, and (ii) “tipping” third parties by sharing with them Company inside information, or otherwise causing third parties to buy or sell Company securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions as well as any applicable Company insider trading policy, and Participant should consult with his or her personal legal advisor on this matter.

2.16 Exchange Control, Foreign Asset/Account and/or Tax Requirements. Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect Participant’s ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock or sale proceeds arising from the sale of shares of Stock) in a brokerage or bank account outside Participant’s country. Participant may be required to report such accounts, assets, or transactions to the tax or other authorities in Participant’s country. Participant may also be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to Participant’s country through a designated bank or broker and/or within a certain time after receipt. Participant acknowledges that he or she may be subject to tax payment and/or reporting obligations as the result of participating in the Plan and/or the sale of shares of Stock acquired under the Plan. Participant further acknowledges that it is his or her responsibility to comply with such requirements and that Participant should speak with his or her personal tax, legal and financial advisors on this matter.

2.17 Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line electronic system established and maintained by the Company or a third party designated by the Company.

2.18 Language. Participant acknowledges that he or she is sufficiently proficient in English or has consulted with an advisor who is sufficiently proficient in English so as to allow Participant to understand the terms and conditions of this Agreement. If Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

2.19 Appendix. Notwithstanding any provisions in this Agreement, the FCF PSUs shall be subject to any additional terms and conditions for Participant’s country set forth in the Appendix attached hereto. Moreover, if Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country, if any, will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

2.20 Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the FCF PSUs and on the shares of Stock acquired upon settlement of the FCF PSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.